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                                                                    Exhibit 12.1

                              MAYTAG CORPORATION
                                  Exhibit 12
                      Ratio of Earnings to Fixed Charges
                (Amounts in thousands of dollars except ratios)

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

                                                                            Year Ended December 31
                                           ---------------------------------------------------------------------------------------
                                             2001            2000            1999            1998            1997           1996
                                           --------        --------        --------        --------        --------       --------
                                            1st Qtr
Consolidated pretax income
from continuing operations
before minority interest and
extraordinary item                         $ 59,396        $331,959        $530,851        $470,885        $300,555       $228,237

Interest expense                             16,261          64,133          53,287          57,149          53,625         43,006

Mark to market adjustment on
interest rate swap included
in interest expense                           2,199           6,295           5,972           5,616           5,370             --

Depreciation of capitalized
interest                                        623           2,643           2,750           2,952           2,530          1,553

Interest portion of rental
expense                                       2,042           8,166           7,740           7,764           6,989          6,448
                                           --------        --------        --------        --------        --------       --------
Earnings                                   $ 80,521        $413,196        $600,600        $544,366        $369,069       $279,244
                                           ========        ========        ========        ========        ========       ========

Interest expense
(excluding swap mark to
market)                                    $ 18,460        $ 70,428        $ 59,259        $ 62,765        $ 58,995         43,006

Interest capitalized                            240             552              72              17           4,191          8,905

Interest portion of
rental expense                                2,042           8,166           7,740           7,764           6,989          6,448
                                           --------        --------        --------        --------        --------       --------
Fixed charges                              $ 20,742        $ 79,146        $ 67,071        $ 70,546        $ 70,175       $ 58,359
                                           ========        ========        ========        ========        ========       ========
Ratio of earnings to
fixed charges                                  3.88            5.22            8.95            7.72            5.26           4.78

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